Exhibit 99.4

SOURCE: US Farms, Inc.

Jul 17, 2008 16:25 ET

US Farms, Inc. Announces New Symbol and Reverse Split
Highlighted Links

http://www.usfarmsinc.com

SAN DIEGO, CA--(Marketwire - July 17, 2008) - US Farms, Inc. (OTCBB: USFI), a diversified commercial Farming and Nursery company, announced today that effective Friday, July 18, 2008, its new quotation symbol on the Over-the-Counter Bulletin Board will be USFM as a result of a 1-for 25 reverse split of its common stock. The Board of Directors approved the 1-for-25 reverse split of its common stock on June 30, 2008. Pursuant to the reverse split, holders of the Company's common stock are deemed to hold one (1) post-split share of the Company's common stock for every twenty-five (25) shares of the Company's issued and outstanding common stock as classified immediately prior to the close of business on the Effective Date. No fractional shares of the Company's common stock will be issued in connection with the reverse split.
Yan Skwara, CEO of US Farms, Inc., stated, "This reverse stock split is a part of our continued strategy to move the company in a forward direction. Management believes this new capital structure will be better suited to support the successful execution of its overall business strategy."
About US Farms, Inc.
US Farms, Inc. is a diversified commercial Farming and Nursery company. The company grows, markets and distributes horticultural products through a number of wholly owned subsidiaries. The horticultural products are sold through supermarkets, home centers, retail merchandisers, garden centers, re-wholesalers, and landscapers throughout the United States and Canada. Currently the company has subsidiaries, which provide a full range of products including Aloe Vera, Cactus, Succulents, Jade, Rare and Exotic Palm Trees and Cycads.
For more information on US Farms, Inc., please visit http://www.usfarmsinc.com. US Farms, Inc. is publicly traded on the over-the-counter market under the new quotation symbol of USFM, effective July 18th, 2008.
Safe Harbor
Forward-looking statement: Except for historical information, this press release contains forward-looking statements, which reflect the Company's current expectation regarding future events. These forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from those statements. Those risks and uncertainties include, but are not limited to, changing market conditions and other risks detailed from time to time in the Company's ongoing quarterly filings, annual information form, and annual reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events in this press release might not occur.

Contact:

US Farms, Inc.

Tel: 858-488-7775 Ext 101 or 800-845-9133

Fax: 858-488-2828

Investor Relations

Jamie Dryer

Flagler Communications

561-837-8057

http://www.otcfn.com/usfi

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